UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 9, 2012

Huntington Ingalls Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-34910	90-0607005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4101 Washington Avenue, Newport News, VA	23607
(Address of principal executive offices)	(Zip Code)

(757) 380-2000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2012, upon the recommendation of the Governance and Policy Committee, the Board of Directors of Huntington Ingalls Industries, Inc. (the “Company”) elected Victoria D. Harker as a member of the Board of Directors, effective immediately. The Company’s Board of Directors has also appointed Ms. Harker to serve on its Compensation Committee.

Ms. Harker has served as Chief Financial Officer of Gannett Co., Inc., an international media and marketing solutions company, since July 23, 2012. Prior to joining Gannett, she had served as Chief Financial Officer since 2006 and as President of Global Business Services since 2011 of The AES Corporation, a global power company. Prior to The AES Corporation, she was the acting Chief Financial Officer and Treasurer at MCI, Inc. from November 2002 through January 2006 and Chief Financial Officer of MCI Group, a unit of Worldcom, Inc., from 1998 to 2002.

Ms. Harker was not elected pursuant to any arrangement or understanding between her and any other persons, and there are no prior relationships between Ms. Harker and the Company or transactions with the Company in which Ms. Harker had any material interest.

Ms. Harker will be entitled to receive compensation under the Company’s non-employee director compensation package, as described in the section titled “Director Compensation” in the Company’s Definitive Proxy Statement for its 2012 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on April 3, 2012. In addition, the Company and Ms. Harker have entered into the Company’s standard form of indemnification agreement. The Company has agreed to indemnify Ms. Harker against liability, subject to certain limitations, arising out of her performance of her duties to the Company. In addition, the Company has agreed, subject to certain limitations, to advance expenses Ms. Harker may incur as a result of any proceeding against her as to which she would be entitled to indemnity.

A copy of the Company’s press release announcing Ms. Harker’s election is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.

99.1	Press release dated August 13, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTINGTON INGALLS INDUSTRIES, INC.

Date: August 13, 2012	By:	/s/ Bruce N. Hawthorne
Bruce N. Hawthorne
Corporate Vice President, General Counsel and Secretary